EXHIBIT 10.33

Addendum to INSTRUCTIONS AND GUIDE FOR EMPLOYEES BEING PERMANENTLY TRANSFERRED AND NEW HIRES ELIGIBLE FOR ENHANCED RELOCATION BENEFITS dated January 1, 2005.

Purpose:

Employees subject to the transfer from Richmond, VA to Baton Rouge, LA are relocating during a challenging housing market climate. In addition, the relocation is a result of the operations of the company and not a related condition of the individual’s position; therefore, additional consideration to the relocating employee is being provided to assist them with the sale and purchase of their homes.

Benefit:

Those employees who are employed and whose jobs are located in Richmond, VA who elect to permanently transfer as a result of the relocation of the Richmond, VA offices to Baton Rouge, LA will receive following supplemental funds related to the sale of their Richmond, VA home equal to 35% of base pay, with a minimum of $30,000.

Conditions:

(1)	Employee must accept the transfer to the new headquarters by June 30, 2008 and relocate to Louisiana not later than April 30, 2009.

(2)	Employee must remain with the company for one year following their relocation or be subject to repayment of the entire amount.

(3)	Payment will be made to the employee at the time of the closure of the sale of the home in Richmond, VA or upon adoption of this addendum if later than closing.

This addendum will remain in effect through April 30, 2009. Thereafter, this provision will sunset and no longer be effective.

July 1, 2008